Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Dan Diaz
+ 1 720 332 5564
daniel.diaz@WesternUnion.com

Investor Contact:	Gary Kohn
+ 1 720 332 8276
gary.kohn@WesternUnion.com

Western Union Announces Management Changes to Leverage Scale and Scope

ENGLEWOOD, Colorado (November 3, 2008) – Western Union President and Chief Executive Officer Christina Gold announced today a global organizational realignment that streamlines the company’s operations into two global regional structures and the retirement of Ian Marsh, Executive Vice President and Managing Director, APAC.

Marsh will retire as of December 31, 2008 and will serve as a key advisor to the company through December 31, 2009.

The new regions, The Americas and EMEA-APAC, are designed to accelerate growth and provide a stronger linkage between the company’s global services and consumer base.

“We are continually looking at our organization to ensure that we have the best structure to respond quickly to our consumers and markets,” said Gold. “By streamlining our management structure, we believe we can add synergies, learn more quickly from each other and grow our business more effectively.”

Hikmet Ersek, Executive Vice President and Managing Director, Europe, Middle East, Africa, South Asia (EMEASA), will also assume responsibility for the company’s business in the Asia Pacific (APAC) region, creating a combined regional structure, which will be called EMEA-APAC. Ersek, based in Vienna, Austria will assume his new APAC responsibilities on January 1, 2009.

Ersek joined Western Union in September 1999 as regional vice president for Southern Europe, with increasing responsibilities for Central and Eastern Europe. In 2003, he was appointed senior vice president for EMEASA, moving into the executive vice president position in 2006. In his current role, Ersek has doubled the EMEASA revenue and developed the Agent network with more than 200,000 locations in the region. Prior to Western Union, Ersek held leadership roles with a proven track record in financial services at GE Money Capital and Europay / MasterCard.

Stewart Stockdale, Executive Vice President and President, U.S. and Canada, who joined the company in June 2008, will also assume responsibility for the Latin America and Caribbean (LACA) region, with Liz Alicea-Velez, Executive Vice President, LACA, reporting to Stockdale. The new region, known as the Americas, will consolidate the leadership for the company’s business in this dynamic market. Stockdale, based in Englewood, Colorado, will assume his new responsibilities effective immediately.

Since 2002, Stockdale served as chief marketing officer of Simon Property Group, the largest publicly held real estate company in the U.S., and served as president of Simon Brand Ventures. He also served as executive vice president and chief marketing officer of Conseco, Inc. and held senior global marketing and product development roles with MasterCard International and American Express. He began his career in brand management with Procter & Gamble.

Gold added, “Ian’s retirement decision comes at a time when we have successfully charted the right course for Western Union in the APAC region. He has been a valuable leader at Western Union and a key member of the Executive Committee, repeatedly proving his innate ability to think beyond the status quo and to embrace significant market and consumer pattern changes. We are grateful to Ian, and we will miss him as a gifted colleague.”

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 365,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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